Exhibit 99.1

AGENCY AGREEMENT

July 17, 2013

Kimco North Trust III
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Attention:	Glenn G. Cohen
Executive Vice President – Chief Financial Officer and Treasurer

Dear Sirs/Mesdames:

Re:     Offering of Notes

The undersigned, Scotia Capital Inc. (“Scotia Capital”), RBC Dominion Securities Inc. (“RBC DS”), CIBC World Markets Inc. (“CIBC WM”) and National Bank Financial Inc. (“NBF”) (collectively, the “Agents” and each individually, an “Agent”) understand that Kimco North Trust III (the “Trust”), a trust benefiting Kimco Realty Corporation (“Kimco”), intends to create, issue and sell, by way of private placement, $200,000,000 principal amount of 3.855% Series 4 Notes due August 4, 2020 (the “Notes”) on the terms set out in Schedule A (the “Term Sheet”), and has agreed to appoint the Agents as exclusive agents of the Trust for that purpose. The Agents agree to act severally as exclusive agents of the Trust and to use their best efforts to arrange for the sale of the Notes. The Agents are not under any obligation to purchase Notes but may do so in their sole discretion. The Notes will be direct, unsubordinated unsecured obligations and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of the Trust. The Notes are to be issued pursuant to an indenture (the “Note Indenture”) dated April 21, 2005, as amended by a First Supplemental Indenture dated June 2, 2006, a Second Supplemental Indenture dated August 16, 2006, a Third Supplemental Indenture dated April 13, 2010 and a Fourth Supplemental Indenture to be dated as of the Closing Time, between the Trust, Kimco and BNY Trust Company of Canada, as trustee (the “Trustee”), as the same may be further amended or supplemented, including pursuant to the Note Indenture Supplement (defined below).

Kimco has provided a full and unconditional guarantee pursuant to that certain guarantee dated April 21, 2005 as amended on June 2, 2006 (the “Guarantee”) of the obligations of the Trust under the Note Indenture and all notes issued thereunder, including for greater certainty, the Notes. The Guarantee is a direct, unsubordinated unsecured obligation of Kimco and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of Kimco, including under the Kimco Indenture (as hereinafter defined).

The following are the additional terms and conditions of this Agreement between the Trust and the Agents:

1.	Definitions

Where used in this Agreement, the following terms shall have the following meanings:

“this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the agreement of the parties set forth herein and not to any particular section or other portion of this Agreement;

“Agents’ Fee” means the fee to be paid to the Agents under this Agreement, set out in Section ;

“Agent Indemnified Party” has the meaning attributed thereto in Section ;

“Agent Indemnifiers” has the meaning attributed thereto in Section ;

“Applicable Laws” means any requirements under or prescribed by any federal, provincial or municipal laws, court orders or judgments, orders-in-council, by-laws, and, so long as governmental, any codes, orders, rules, policies, regulations or statutes affecting, applicable to or otherwise relating to the Notes, the Agents, the offering, the Trust or Kimco;

“Business Day” means a day other than Saturday, Sunday or a statutory holiday in the city of Toronto, Province of Ontario or the city of Montreal, Province of Québec;

“CDS” means CDS Clearing and Depository Services Inc., and its successors;

“Closing Date” means July 22, 2013 or such later date as may be agreed to by the Trust and the Agents;

“Closing Time” means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as may be agreed to by the Trust and the Agents;

“Dealer” means a dealer as defined in Section 2(a)(12) of the U.S. Securities Act;

“Distribution” means a distribution of the Notes for the purposes of the Securities Laws or any of them;

“Distribution Compliance Period” means the 40-day period that begins on the later of: (i) the date the Notes and the Guarantee are first offered to persons other than Distributors in reliance on Regulation S or (ii) the Closing Date, except that all offers and sales by a Distributor of an unsold allotment or subscription of Notes shall be deemed to be made during the Distribution Compliance Period;

“Distributor” means any Agent, Dealer, or other person who participates, pursuant to a contractual arrangement, in the distribution of the Notes and the Guarantee offered or sold in reliance on Regulation S;

“Documents” means this Agreement, the Note Indenture and the Note Indenture Supplement;

“Engagement” has the meaning attributed thereto in Section ;

“Global Certificate” means the global certificate representing the Notes;

“Guarantee” has the meaning attributed thereto on the first page of this Agreement;

“Investor Presentation” means the investor presentation describing the business and affairs of Kimco dated July 15, 2013 and attached as Schedule “A” to the Term Sheet;

“Kimco” has the meaning attributed thereto on the first page of this Agreement;

“Kimco Indemnified Party” has the meaning attributed thereto in Section ;

“Kimco Indemnifiers” has the meaning attributed thereto in Section ;

“Kimco Indenture” means the Indenture between Kimco and The Bank of New York (as successor by merger to IBJ Schroder Bank & Trust Company) dated September 1, 1993, as supplemented on August 4, 1994, April 7, 1995, June 2, 2006, April 26, 2007 and September 24, 2009, as further supplemented from time to time;

“Liabilities” has the meaning attributed thereto in Section ;

“Material Adverse Effect” means a material adverse change in or effect on the business, operations, property, assets, liabilities, financial position, operating results, business prospects or condition (financial or otherwise) of Kimco which, could reasonably be expected to materially and adversely affect (a) the ability of Kimco or the Trust to perform any of its obligations under this Agreement, the Note Indenture, the Notes or the Guarantee or (b) the validity or enforceability of this Agreement, the Note Indenture, the Notes, the Guarantee or of the rights and remedies of the Agents under this Agreement or of the Trustee or the Noteholders under the Note Indenture or the Notes;

“material change” has the meaning attributed thereto under the Securities Laws;

“material fact” has the meaning attributed thereto under the Securities Laws;

“Misrepresentation” has the meaning attributed thereto under the Securities Laws;

“Notes” has the meaning attributed thereto on the first page of this Agreement;

“Note Indenture” has the meaning attributed thereto on the first page of this Agreement;

“Note Indenture Supplement” means the supplement to the Note Indenture providing for the creation and issue of the Notes;

“Offering” means the offering of Notes pursuant to this Agreement;

“Purchasers” has the meaning attributed thereto in Section ;

“Purchase Price” means 100% of the principal amount of the Notes;

“Qualifying Jurisdictions” means each of the Provinces of Canada;

“Securities Commissions” means, collectively, the securities commission or similar securities regulatory authority in each of the Qualifying Jurisdictions;

“Securities Laws” means the applicable securities laws of the Qualifying Jurisdictions and the respective regulations and rules made thereunder together with all applicable policy statements, instruments, notices, interpretation notes and blanket orders and rulings of the Securities Commissions;

“Term Sheet” has the meaning attributed thereto on the first page of this Agreement;

“Trust” has the meaning attributed thereto on the first page of this Agreement; and

“Trustee” means BNY Trust Company of Canada.

2.	Nature of Transaction

(a)

For the purpose of the private placement of the Notes, the Trust and Kimco will prepare, with the assistance of the Agents, the Investor Presentation and the Term Sheet that satisfies the requirements of all Securities Laws, and is otherwise satisfactory to the Agents, acting reasonably.

(b)

Each of the Trust and Kimco will make available to the Agents and Agents’ counsel any information, documents and records of the Trust and Kimco and the senior management, auditors and other advisors and consultants of the Trust and Kimco, as the Agents may reasonably request, to enable the Agents and their counsel to review and comment on each of the Investor Presentation and the Term Sheet and to exercise due diligence in connection with the Offering.

(c)

The Agents may not solicit offers to purchase or sell Notes outside of the Qualifying Jurisdictions unless such solicitation is made in accordance with Applicable Laws, and will not solicit offers to purchase or sell Notes so as to require the filing of a prospectus or any other document (other than Form 45-106F1 pursuant to National Instrument 45-106 or any equivalent form in any Offering Jurisdiction) or the registration of any person as a broker or investment dealer other than existing registrations of the Agents or their respective affiliates, with respect to the Distribution of Notes under the Applicable Laws of any jurisdiction.

(d)

The Agents understand that the Notes and the Guarantee have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person" as such terms are defined in Rule 902 of Regulation S under such act. Without limiting the generality of the foregoing, the Agents covenant and agree that all offers and sales of the Notes and the Guarantee will be made only in accordance with the provisions of Rule 903 of Regulation S. Accordingly, the Agents agree that no offer to sell or any solicitation of an offer to buy the Notes or the Guarantee will at any time be made to a person within the United States or to, or for the account or benefit of a U.S. Person and, at the time each buy order for the Notes or the Guarantee is originated, the buyer will be outside the United States or the Agents or any person acting on their behalf reasonably believe that the buyer is outside the United States and is not, and is not acting for the account or benefit of, a U.S. person. Furthermore, neither the Trust, Kimco, the Agents nor any of their respective Affiliates, any Distributor or any person acting on behalf of any of them, has engaged or shall engage in directed selling efforts (as such term is defined in Section 902(c) of Regulation S) with respect to the Notes or the Guarantee. In addition:

(i)

each Agent shall send to each Distributor, Dealer or other person receiving a selling concession, fee or other remuneration to which it sells any Notes prior to the expiration of the Distribution Compliance Period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes and the Guarantee in the United States or to or for the account or benefit of U.S. persons in compliance with Rule 903(b)(2)(iii) of Regulation S;

(ii)

none of the Trust, Kimco or any of their respective Affiliates or any persons acting on its or their behalf (other than the Agents, their Affiliates and any person acting on their behalf, as to whom no representation is made) has offered or sold, or will offer or sell, any of the Notes or the Guarantee in the United States or to, or for the account or benefit of, U.S. persons;

(iii)

none of the Trust, Kimco, their respective Affiliates or any person acting on its or their behalf (other than the Agents, their Affiliates and any person acting on their behalf, as to whom no representation is made) has taken or will take any action that would cause the exclusion from the registration requirements of the U.S. Securities Act set forth in Rule 903 of Regulation S to become unavailable with respect to the offer and sale of the Notes and the Guarantee as contemplated in this Agreement; and

(iv)	for the purposes of this subsection , “Affiliate” means an “affiliate” as defined in Rule 405 under the U.S. Securities Act.
(e)	Any reference in this Agreement to a “Purchaser” or the “Purchasers” shall be taken to be a reference to the ultimate purchasers of the Notes.

(f)

The Agents shall conduct their activities in connection with the Offering in compliance with all applicable laws and regulatory requirements, including the Securities Laws, and, without limiting the foregoing, the Agents severally (and not jointly and severally) represent, warrant and covenant that:

(i)

all solicitation, offering and other selling efforts carried out by them in connection with the Offering have been and will be made in accordance with the provisions of the applicable exemptions from the prospectus requirements in a manner such that no prospectus need be filed or delivered by the Trust in connection therewith;

(ii)	no advertising of the Notes has been or will be made by it in any media whatsoever (except as may be permitted under the Securities Laws); and
(iii)	no registration by Kimco as a broker or investment dealer will be required.
(g)

The Trust shall, following the Closing Time, file or cause to be filed all information and forms required under Securities Laws to be supplied or filed by it in connection with the offering of the Notes.

(h)

The Agents shall provide an Internal Revenue Service Form W-8BEN and such other applicable W-8 form(s) and the instructions of the Trust regarding the return of such forms to each Purchaser and shall use commercially reasonable efforts to contact each Purchaser regarding the return of such form.

(i)

The Agents shall provide to each Purchaser of the Notes to whom they have provided copies of the Term Sheet and Investor Presentation with each of the Form 10-K of Kimco for the year ended December 31, 2012 and Form 10-Q of Kimco for the quarterly period ended March 31, 2013, each attached as an exhibit to the Investor Presentation and forming a part thereof, and all Form 8-Ks of Kimco filed since December 31, 2012, including the Form 8-Ks dated the following dates: June 3, 2013, May 23, 2013, May 17, 2013, May 14, 2013, May 13, 2013, May 1, 2013, April 30, 2013 and February 5, 2013.

(j)

The Trust and Kimco will cause to be delivered to each Agent a long form comfort letter from PriceWaterhouseCoopers LLP dated the date of this Agreement addressed to the Agents and acceptable in form and substance to the Agents, acting reasonably with respect to the financial information contained in the Investor Presentation and the Term Sheet and any document attached thereto.

3.	Creation and Issue of Notes

(a)

The Trust shall duly and validly create, authorize and issue the Notes. The Notes shall be created and issued under the Note Indenture pursuant to the Note Indenture Supplement, and shall be dated as of the date of delivery of the Notes.

(b)

The Note Indenture Supplement and all other documentation establishing the attributes of the Notes, including the Investor Presentation and the Term Sheet, shall be satisfactory in all material respects to the Agents and to Agents' counsel, acting reasonably.

4.	Delivery by the Trust

The Trust shall deliver to the Agents and to Agents' counsel, upon request, copies of any documents required to be signed and filed by the Trust under any Securities Laws in connection with the offering of the Notes, which shall be completed in form and substance as required by such Securities Laws. The execution and delivery of this Agreement by the Trust and Kimco shall constitute each of the Trust’s and Kimco’s consent to the Agents' use of the Investor Presentation and the Term Sheet in connection with the offering of the Notes in accordance with the provisions of this Agreement.

5.	Material Change During Distribution

During the period commencing the date hereof and ending on the earlier of (i) the termination of the Distribution of the Notes and (ii) 15 days following the Closing Date, the Trust and Kimco shall promptly notify the Agents in writing of the full particulars of:

(b)

any Material Adverse Effect including any other material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, financial condition, affairs, prospects, operations, assets, liabilities (absolute, accrued, contingent or otherwise) or capital of the Trust or Kimco;

(c)	any change in any material fact contained in the Investor Presentation which change is or may be of such a nature as to result in a Misrepresentation therein;

(d)

any material fact which arises subsequent to the date of any Investor Presentation which would have been required to have been stated in the Investor Presentation in order to avoid a Misrepresentation had such material fact been known on or prior to the date thereof; and

(e)	any order of any securities commission limiting, preventing or suspending the use of the Investor Presentation or limiting, preventing or suspending the offering of the Notes.

The Trust and Kimco shall allow the Agents to conduct all due diligence investigations and examinations which the Agents may reasonably consider necessary or desirable in connection with the foregoing.

The Trust shall not file or distribute any documents relating to the offering of the Notes without first obtaining from the Agents the approval of the Agents (which shall not be unreasonably withheld or delayed), after consultation with the Agents with respect to the form and content thereof. The Trust and Kimco shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section .

6.	Offering Documents

(a)

Each of the Trust and Kimco represents and warrants to each Agent and Purchaser that, as of the date of the Investor Presentation, all of the information and statements contained therein were true, accurate and correct in all material respects and contained no Misrepresentations.

(b)

The delivery by the Trust and Kimco to the Agents of any amendment to the Investor Presentation shall constitute the Trust’s and Kimco’s representation and warranty to the Agents and the Purchasers that, at the time of such delivery all of the information and statements contained therein are true and correct in all material respects and contain no Misrepresentations.

7.	Representations and Warranties of the Trust

The Trust represents and warrants to the Agents that:

(a)

each of this Agreement, the Note Indenture, the Note Indenture Supplement and the Guarantee has been duly executed and delivered by the Trust and/or Kimco, as the case may be, and is, or will be on the Closing Date, a legal, valid and binding contract of the Trust and/or Kimco, as the case may be, enforceable against each in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)

the Trust is a trust that has been duly settled under the laws of New York and has not been terminated or revoked and the trustee of the Trust has the power and capacity to execute and deliver this Agreement, the Note Indenture and the Notes, and to observe and perform its covenants and obligations thereunder, in each case as trustee of the Trust, and the completion of the transactions contemplated therein have been duly approved by the trustee of the Trust;

(c)	the assets of the Trust are held solely for the benefit of KRC North Holdings III, Inc., an indirect subsidiary of Kimco;
(d)

Kimco is a valid and subsisting company, has or had, as the case may be, the necessary corporate power and authority to execute and deliver the Indenture and the Guarantee, and to observe and perform its covenants and obligations thereunder and has taken all necessary corporate action in respect thereof;

(e)

the execution and delivery of, and the performance of and compliance with the terms of this Agreement, the Note Indenture, the Note Indenture Supplement, the Guarantee and the Notes by the Trust do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the governing documents of the Trust;

(f)

the execution and delivery of, and the performance of and compliance with the terms of the Note Indenture and the Guarantee by Kimco do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of its articles, by-laws or resolutions of the board of directors of Kimco;

(g)

the Trust is in compliance with all covenants under, and no default on the part of the Trust exists under, any indenture, agreement or instrument by which the Trust is bound, except to the extent that all instances of such non-compliance therewith or default thereunder would not in the aggregate have a Material Adverse Effect on the Trust;

(h)	the Notes, the Note Indenture and the Note Indenture Supplement conform in all material respects to the respective statements relating thereto contained in the Term Sheet;
(i)

the Distribution of the Notes to the Purchasers at the Closing Time will be exempt from the registration and prospectus requirements under applicable Securities Laws, and no prospectus or other document will be required to be filed, any proceeding taken or any approval, permit, consent or authorization obtained under the Securities Laws to permit any such Distribution; however, the Trust will be required to file within the prescribed time periods for doing so, any required reports of such Distributions and the payment by the Trust of applicable fees related thereto as well as the Investor Presentation;

(j)	the Trustee has been duly appointed as trustee under the Note Indenture and as registrar and transfer agent for the Notes at its principal transfer office in the City of Toronto;
(k)

the form of the certificates representing the Notes have been duly approved by the Trust and comply with the provisions of the laws of the State of New York and will not conflict with the Note Indenture;

(l)

the Offering has not been accompanied by an advertisement by the Trust or Kimco, and no selling or promotional expenses have been paid or incurred by the Trust or Kimco in connection with the Offering except for professional services or for services performed by a registered dealer; and

(m)

to the knowledge of the Trust, there are no legal or administrative actions or proceedings pending in the Provinces of Québec or Ontario or in the United States to which the Trust or Kimco is a party, that seek to restrain, enjoin or otherwise challenge the transactions contemplated by this Agreement and no regulatory authority of any of the Provinces in Canada into which the Notes are being sold has issued any order preventing or suspending the use of the Investor Presentation or the offering or the sale of the Notes.

8.	Representations and Warranties of Kimco

Kimco hereby represents and warrants to the Agents (and acknowledges that the Agents are relying upon these representations and warranties in connection with the purchase of the Notes) that:

(a)

Each of this Agreement, the Note Indenture and the Guarantee has been duly executed and delivered by Kimco and is a legal, valid and binding contract of Kimco enforceable against it in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)

Kimco is a valid and subsisting company, has the necessary corporate power and authority to execute and deliver the Note Indenture and the Guarantee and to observe and perform its covenants and obligations thereunder and has taken all necessary corporate action in respect thereof;

(c)

Kimco is in compliance with all covenants under, and no default on the part of the Kimco exists under, any indenture, agreement or instrument by which Kimco is bound, including, without limitation, the Kimco Indenture, except to the extent that all instances of such non-compliance therewith or default thereunder would not in the aggregate have a Material Adverse Effect on Kimco;

(d)

the execution and delivery of, and the performance of and compliance with the terms of the Note Indenture and the Guarantee by Kimco do not and will not result in any breach of, or consider a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of its articles, by-laws or resolutions of the board of directors of Kimco;

(e)	since December 31, 2012, except as disclosed in Kimco’s Information Record (as defined below):
(i)

there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Kimco and its subsidiaries, on a consolidated basis;

(ii)	there has not been any material change in the capital stock or long-term debt of Kimco and its subsidiaries, on a consolidated basis; and
(iii)	Kimco and its subsidiaries have carried on their respective businesses in the ordinary course;
(f)	each of

(i)	the audited consolidated financial statements of Kimco for the fiscal year ended December 31, 2012; and

(ii)	the unaudited consolidated financial statements of Kimco for the quarterly period ended March 31, 2013,

present fairly, in all material respects, the financial condition of Kimco and its subsidiaries, on a consolidated basis, for the periods then ended;

(g)

the information and statements set forth in Kimco’s Information Record were accurate in all material respects and did not contain any misrepresentation as of the date of such information or statement; and

(h)

to the knowledge of Kimco, there are no legal or administrative actions or proceedings pending in the Provinces of Québec or Ontario or in the United States to which the Trust or Kimco is a party, that seek to restrain, enjoin or otherwise challenge the transactions contemplated by this Agreement and no regulatory authority of the Province of Québec or Ontario has issued any order preventing or suspending the use of the Investor Presentation or the offering or the sale of the Notes.

In this Section , “Kimco’s Information Record” means all information contained in any press release, current report, financial statements or other document publicly filed after December 31, 2012 of Kimco including the 10-K and the management discussion and analysis for the year ended December 31, 2012 in relation to the financial statements presented in accordance with US GAAP and the 10-Q and the management discussion and analysis for the quarter ended March 31, 2013 in relation to the financial statements presented in accordance with US GAAP.

9.	Representations and Warranties of Agents

Each Agent hereby severally (and not jointly and severally) represents and warrants in favour of the Trust and Kimco that:

(a)

this Agreement has been duly executed and delivered by it and is a legal, valid and binding contract of it, enforceable against it in accordance with its terms, subject to the general qualifications that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and that equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(b)	it is duly registered as a dealer in each of the Qualifying Jurisdictions in which Notes are to be sold in which such registration is required; and
(c)

it shall deliver to the Trust or the Trust's counsel any documents required to be filed by Agents under applicable Securities Laws in connection with the transactions contemplated by this Agreement, all of which shall be completed in form and substance as required by applicable Securities Laws.

10.	Closing Conditions

The obligations of each Purchaser to purchase the Notes are conditional upon the following:

(a)

the representations and warranties of the Trust and Kimco contained herein shall be true and correct as at the Closing Time with the same force and effect as if made at the Closing Time after giving effect to the transactions contemplated hereby and the Trust and Kimco shall have complied with all the covenants and shall have satisfied all the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time other than those which may have been waived by the Agents;

(b)

each of the Trust and Kimco shall have delivered to Scotia Capital (on the Agents’ and the Purchasers’ behalf) at the Closing Time a certificate dated the Closing Date, addressed to the Agents and signed by the sole trustee of the Trust or two senior officers of Kimco, as applicable, acceptable to the Agents, acting reasonably, in form and substance satisfactory to the Agents and Agents’ counsel, acting reasonably, certifying for and on behalf each of the Trust and Kimco that:

(i)

all of the representations and warranties of the Trust and Kimco contained herein are true and correct as at the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(ii)

the Trust and Kimco have complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time other than those which may have been waived by the Agents;

(iii)

except as disclosed in this Agreement, there has been no material change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Trust or Kimco or capital of the Trust or Kimco since December 31, 2012; and

(iv)

no order to cease or suspend trading of any securities of the Trust or Kimco has been issued by any Securities Commission or other regulatory authority and is continuing in effect, and no proceedings for such purpose have been instituted and are continuing or are pending or, to the knowledge of such officers, contemplated or threatened;

(c)

the Trust and Kimco shall have delivered to Scotia Capital (on the Agents’ and the Purchasers’ behalf) at the Closing Time a legal opinion or opinions of the Trust’s and Kimco’s counsel dated the Closing Date and addressed to the Agents and Agents’ counsel (the benefit of which may be provided to Purchasers), in form and substance satisfactory to the Agents and Agents’ counsel, acting reasonably, with respect to such matters as the Agents and Agents’ counsel may reasonably request relating to the sale of the Notes to the Purchasers; in connection with such opinion, counsel may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to them and as to matters of fact on certificates of officers of the Trust, Kimco the Trustee and others;

(d)

at Closing Time, the Notes shall be rated at least BBB+ by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and Baa1 by Moody’s Investors Service Inc., and the Trust shall have delivered to Scotia Capital (on the Agents’ and the Purchasers’ behalf) a letter dated as of the Closing Time, satisfactory to the Agents and their counsel, from each such rating agency, or other evidence satisfactory to the Agents and its counsel, acting reasonably, confirming that the Notes have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading of any such rating, and neither of the above-noted ratings organizations shall have publicly announced that it has under surveillance or review its rating of the Notes;

(e)

no order, ruling or determination having the effect of ceasing the trading or suspending the issuance or sale of the Notes or any other securities of the Trust shall have been issued by any Securities Commission or other regulatory authority, and no proceedings for such order, ruling or determination shall have been instituted or shall be contemplated or threatened;

(f)

all conditions precedent provided for in the Note Indenture relating to the creation, issuance, certification and delivery of the Notes shall have been satisfied and no event of default, or event which, with notice or lapse of time or both, would constitute an event of default, shall have occurred and be continuing;

(g)	no event of default, or event which, with notice or lapse of time or both, would constitute an event of default, shall have occurred and be continuing under the Kimco Indenture;
(h)

there shall have been delivered to Scotia Capital (on the Agents’ and the Purchasers’ behalf) evidence that the Trust has met all requirements of CDS necessary to make use of the book entry system (it being understood that the Trust shall obtain a CUSIP number for the Notes and complete all applicable forms to be entered into by the Trust in connection with the offering of the Notes); and

(i)

the Agents will have received a “bring-down” comfort letter dated the Closing Date, in form and substance satisfactory to the Agents, acting reasonably, addressed to the Agents from the auditors of Kimco, PricewaterhouseCoopers LLP, and based on agreed upon procedures being completed not more than two Business Days prior to the date of the letter, with respect to certain financial and accounting information relating to the Kimco.

11.	Closing

(a)

The purchase and sale of the Notes shall be completed at the Closing Time at the offices of Davies Ward Phillips & Vineberg LLP in Toronto, Ontario, or at such other place as the Trust and the Agents may agree upon.

(b)	At the Closing Time on the Closing Date:

(i)

the Trust shall duly and validly deliver to Scotia Capital, on behalf of the Agents and the Purchasers, the Global Certificate representing the Notes registered in the name of CDS or its nominee or in such other name or names as shall be designated by Scotia Capital on behalf of the Agents not less than one Business Day prior to the Closing Time;

(ii)	the Trust shall deliver or cause to be delivered to the Agents the requisite certificates, opinions and other documents as contemplated hereby;
(iii)

the Agents will cause to be sent to the Trust, or as directed by the Trust, by wire transfer or bank transfer, an amount representing the aggregate Purchase Price for the Notes being issued and sold by the Trust at the Closing Time under this Agreement net of (i) the fees payable by the Trust to the Agents as provided for herein and (ii) any reimbursable expenses payable by the Trust to the Agents as provided for herein.

(c)

It is understood and agreed that no charge will be made by the Trustee (other than to the Trust) in respect of any permitted transfer, exchange or registration of any of the Notes at any time after the Closing Time.

12.	Termination

(a)	The obligations of an Agent hereunder may be terminated by written notice to that effect given to the Trust at or prior to the Closing Time, if:

(i)

there shall occur or be discovered a material change (actual, contemplated or threatened) in the assets, liabilities, business or operations of Kimco and its subsidiaries, taken as a whole, or any change in any material fact related to Kimco and its subsidiaries, taken as a whole which in the reasonable opinion of the Agents (or any of them), would reasonably be expected to have a material adverse effect on the value of the Notes;

(ii)

there should develop, occur or come into effect or existence, any event, action, state, condition or major financial occurrence of national or international consequence, acts of hostilities or escalation thereof or other calamity or crisis, or any law, action, regulation or other occurrence of any nature whatsoever which, in the reasonable opinion of the Agents (or any of them), materially adversely affects or involves, or is expected to materially adversely affect or involve, financial markets generally or the business, affairs or operations of Kimco, or the marketability of the Notes;

(iii)

any inquiry, action, suit, investigation or other proceeding is commenced or any order is issued under or pursuant to any law in Canada (except any such proceeding or order based solely upon the activities of the Agents), or there is any change of law or the interpretation or administration thereof, which operates to prevent or materially restrict the distribution of the Notes in any of the Qualifying Jurisdictions; or

(iv)

the state of financial markets where it is planned to market the Notes, in Canada or elsewhere, is such that in the reasonable opinion of the Agents (or any of them), the Notes cannot be marketed profitably, by giving the Trust and, if applicable, Scotia Capital written notice to that effect not later than the Closing Time.

(b)

The Trust agrees that all terms and conditions in Section shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its best efforts to cause such conditions to be complied with, and that any breach or failure by it to comply with any such conditions in any material respect shall entitle any of the Agents to terminate its obligations hereunder by notice to that effect given to the Trust at or prior to the Closing Time, unless otherwise expressly provided in this Agreement. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if such waiver or extension is in writing and signed by all of the Agents.

(c)

The rights of termination contained in Subsections , , (a) and (a)(iv) and may be exercised by any of the Agents and are in addition to any other rights or remedies any of the Agents may have in respect of any default, act or failure to act or non-compliance by the Trust or Kimco in respect of any of the matters contemplated by this Agreement or otherwise. A notice of termination given by an Agent under any of Subsections , , (a) and (a)(iv) and shall not be binding upon any other Agent.

(d)

If the obligations of the Agents are terminated pursuant to this Section , there shall be no further liability on the part of the Agents to the Trust or of the Trust to the Agents except in respect of any liability which may have arisen or may thereafter arise under Sections , and .

13.	Indemnity and Contribution by Kimco and Trust

(a)

In consideration for the Agents accepting the engagement (the “Engagement”) pursuant to this Agreement, each of the Trust and Kimco (the “Kimco Indemnifiers”) agrees to jointly and severally indemnify and hold the Agents, their officers, directors, agents, employees and affiliates and each person who controls each of the Agents (the Agents and each such person being referred to as an “Agent Indemnified Party”) harmless from and against any and all direct losses, claims, costs, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred (collectively, “Liabilities”) in advising with respect to and/or defending any claim that may be made against any Agent Indemnified Party, to which any Agent Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise:

(i)

by reason of the Term Sheet or Investor Presentation containing a Misrepresentation relating to the Trust or Kimco (except a Misrepresentation relating solely to and provided in writing by the Agent Indemnified Parties);

(ii)	by reason of any material breach by the Trust or Kimco of this Agreement; or
(iii)

by reason of or arising out of any breach or violation or alleged breach or violation by the Trust or Kimco or any of their respective employees, officers, directors, shareholders or agents of any applicable law or regulation that has or could reasonably be expected to have a Material Adverse Effect on this transaction.

(b)

The indemnity in Section shall not apply to any Agent Indemnified Party to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Liabilities, as to which indemnification is claimed, were caused by the negligence or results from wilful misconduct or bad faith, dishonesty or fraud of the Agent Indemnified Party.

(c)

If for any reason (other than as a result of Section being applicable), the foregoing indemnification is unavailable to an Agent Indemnified Party or insufficient to hold such party harmless, then the Kimco Indemnifiers shall contribute to the amount paid or payable by the Agent Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Kimco Indemnifiers on the one hand and the Agent Indemnified Party on the other hand but also the relative fault of the Kimco Indemnifiers and the Agent Indemnified Party, as well as any relevant equitable considerations; provided that the Kimco Indemnifiers shall in any event contribute to the amount paid or payable by the Agent Indemnified Party as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the Agents’ Fee received by the Agents hereunder.

(d)

The Kimco Indemnifiers agree that in case any legal proceeding shall be brought against the Kimco Indemnifiers and/or an Agent Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, if any Agent Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Kimco Indemnifiers by the Agents, the Agents shall have the right to employ a separate counsel in connection therewith if the Agents, acting reasonably, determines that a conflict of interest exists or that it is likely that such conflict of interest will develop, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by its personnel in connection therewith) and out of pocket expenses incurred by an Agent Indemnified Party in connection therewith shall be paid by the Kimco Indemnifiers as they occur.

(e)

Promptly after receipt of notice of the commencement of any legal proceeding against any Agent Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Kimco Indemnifiers, the Agents will notify the Kimco Indemnifiers in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Kimco Indemnifiers, will keep the Kimco Indemnifiers advised of the progress thereof and will discuss with the Kimco Indemnifiers all significant actions proposed. The Agents covenant and agree that they shall use their best efforts to cooperate fully with the Kimco Indemnifiers in the investigation and defence of any claim or potential claim and to use their best efforts to cause any other Agent Indemnified Party to also cooperate.

(f)

The indemnity and contribution obligations of the Kimco Indemnifiers are in addition to any liability which the Kimco Indemnifiers may otherwise have, extend upon the same terms and conditions to the other Agent Indemnified Parties and are, to the extent applicable, binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Kimco Indemnifiers, the Agents and any of the other Agent Indemnified Parties. The parties agree that the Agents hold all rights of the other Agent Indemnified Parties in trust for such Agent Indemnified Parties. The foregoing provisions will survive the completion of professional services rendered under the Engagement or any termination of the authorization given by this Agreement.

14.	Indemnity and Contribution by Agents

(a)

Each of the Agents (the “Agent Indemnifiers”) agrees to severally (and not jointly and severally), in proportion to its relative commitment under the Engagement, indemnify and hold Kimco and the Trust, their officers, directors, agents, employees and affiliates and each person who controls each of Kimco or the Trust (Kimco and the Trust and each such person being referred to as a “Kimco Indemnified Party”) harmless from and against any and all Liabilities in advising with respect to and/or defending any claim that may be made against any Kimco Indemnified Party, to which any Kimco Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise:

(i)	by reason of the Term Sheet or Investor Presentation containing a Misrepresentation relating to and provided in writing by the Agents;

(ii)	by reason of any material breach by the Agents of this Agreement; or
(iii)

by reason of or arising out of any breach or violation or alleged breach or violation by the Agents or any of their respective employees, affiliates, officers, directors, shareholders or agents of any applicable law or regulation that has or could reasonably be expected to have a Material Adverse Effect on this transaction, provided that the liability of each Agent Indemnifier will in no case be greater than the respective fee payable hereunder to such Agent Indemnifier. The Agents will not be liable for any act, omission, default or conduct of any other Agent Indemnifier.

(b)

The indemnity in Section shall not apply to any Kimco Indemnified Party to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Liabilities, as to which indemnification is claimed, were caused by the negligence or results from wilful misconduct or bad faith, dishonesty or fraud of the Kimco Indemnified Party.

(c)

If for any reason (other than as a result of Section being applicable), the foregoing indemnification is unavailable to any Kimco Indemnified Party or insufficient to hold such party harmless, then the Agent Indemnifiers shall contribute to the amount paid or payable by any Kimco Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Agent Indemnifiers on the one hand and any Kimco Indemnified Party on the other hand but also the relative fault of the Agent Indemnifiers and any Kimco Indemnified Party, as well as any relevant equitable considerations; provided that the Agent Indemnifiers shall in no event contribute to the amount paid or payable by any Kimco Indemnified Party as a result of such expense, loss, claim, damage or liability in excess of the amount of the Agents’ Fee received by the Agents hereunder.

(d)

The Agent Indemnifiers agree that in case any legal proceeding shall be brought against any Kimco Indemnified Party for which indemnification is available under this Section 14 by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, if any Kimco Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered by the Agent to a Kimco Indemnified Party, the Kimco Indemnified Parties shall have the right to employ a separate counsel in connection therewith if the Kimco Indemnified Parties, acting reasonably, determines that a conflict of interest exists or that it is likely that such conflict of interest will develop, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Kimco Indemnified Parties for time spent by its personnel in connection therewith) and out of pocket expenses incurred by any Kimco Indemnified Party in connection therewith shall be paid by the Agent Indemnifiers as they occur provided that the liability of each Agent Indemnifier will in no case be greater than the respective fee payable hereunder to such Agent Indemnifer.

(e)

Promptly after receipt of notice of the commencement of any legal proceeding against any Kimco Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Agent Indemnifiers, the Kimco Indemnified Parties will notify the Agent Indemnifiers in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Agent Indemnifiers, will keep the Agent Indemnifiers advised of the progress thereof and will discuss with the Agent Indemnifiers all significant actions proposed. The Kimco Indemnified Parties covenant and agree that they shall use their best efforts to cooperate fully with the Agent Indemnifiers in the investigation and defence of any claim or potential claim and to use their best efforts to cause any other Kimco Indemnified Party to also cooperate.

(f)

The indemnity and contribution obligations of the Agent Indemnifiers are in addition to any liability which the Agent Indemnifiers may otherwise have, extend upon the same terms and conditions to the other Kimco Indemnified Parties and are, to the extent applicable, binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Kimco, the Trust and any of the other Kimco Indemnified Parties. The parties agree that Kimco holds all rights of the other Kimco Indemnified Parties in trust for such Kimco Indemnified Parties. The foregoing provisions will survive the completion of professional services rendered under the Engagement or any termination of the authorization given by this Agreement.

15.	Fees and Expenses

In consideration of the Agents acting as agents of the Trust, the Trust will pay to the Agents, by way of certified cheque or wire transfer, or as otherwise agreed upon, to an account to be specified by Scotia Capital, at the closing of the Offering, a fee of $3.70 for each $1,000 amount of Notes issued and sold (the “Agents’ Fee”). The Agents’ Fee will be shared in the following percentages:

Scotia Capital	40.0%
RBC DS	40.0%
CIBC WM	15.0%
NBF	5.0%

Whether or not the transactions herein contemplated shall be completed, the Trust shall pay all expenses of or incidental to the authorization, issue, delivery and sale of the Notes and of or incidental to all other matters in connection with the Offering including, without limitation, (i) the fees and expenses payable in connection with the qualification of the Distribution of the Notes, (ii) the fees, taxes and disbursements of the Trust’s counsel and local counsel, auditors, roadshow consultants, printers and other consultants and service providers retained by the Trust in connection with the Offering, and (iii) all costs incurred in connection with the preparation, printing and delivery of documents relating to the Offering or of the definitive certificates representing the Notes. The Trust will pay all reasonable out-of-pocket expenses of the Agents, including without limitation, reasonable fees and disbursements of Agents’ counsel regardless of whether the transaction is closed.

16.	Survival

All representations, warranties, covenants and agreements of the Trust and of the Agents herein contained or contained in documents delivered pursuant to this Agreement shall survive the purchase and sale of the Notes and shall continue in full force and effect for the benefit of the Agents, the Purchasers and the Trust, as the case may be, regardless of any subsequent disposition of such securities or any investigation or due diligence conducted by or on behalf of the Agents in connection with the Offering or with respect to the Distribution of the Notes.

17.	Notices

Any notice or other communication to be given hereunder shall be addressed as follows:

(a)	if to the Trust:

3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Attention:      Glenn G. Cohen, Executive Vice President –
                        Chief Financial Officer and Treasurer

Facsimile:     516-869-2372

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue
26th Floor
Montréal, Québec H3A 3N9

Attention:     Hillel W. Rosen and Neil Kravitz
Facsimile:     514-841-6499

(b)	if to the Agents:

Scotia Capital Inc.
40 King Street West
Box 4085, Station “A”
Toronto, Ontario
M5W 2X6

Attention:     James Gallant
Facsimile:     416-862-3158

RBC Dominion Securities Inc.
Royal Bank Plaza
200 Bay Street
Toronto, Ontario
M5J 2W7

Attention:     David M. Dulberg
Facsimile:     416-842-8910

With a copy to:

McCarthy Tétrault LLP
Suite 5300, Toronto Dominion Bank Tower
Toronto, ON M5K 1E6

Attention:     Andrew Parker
Facsimile:     416-868-0673

Any such notice or other communication shall be in writing, and unless delivered personally to a responsible officer of the addressee, shall be sent by courier or telecopy, and shall be deemed to have been received, if given by telecopy, on the day of sending (or the next Business Day following the sending if the sending is after 4:00 p.m. (local time at the place of receipt of such notice or communication) or if the day of sending is not a Business Day) and, if sent by courier, on the next Business Day following the sending thereof.

18.	Funds

All funds referred to in this Agreement shall be in Canadian dollars.

19.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20.	Time of Essence

Time shall be of the essence hereof.

21.	Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

22.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

23.	Press Releases

Each of the Trust and Kimco shall provide Scotia Capital (on behalf of the Agents) with a copy of all press releases to be issued by either concerning the offering contemplated hereby prior to the issuance thereof, and shall give Scotia Capital an opportunity to provide reasonable comments on any such press release.

24.	Authority of Scotia Capital

Scotia Capital is hereby authorized by each of the other Agents to act on their behalf and the Trust and Kimco shall be entitled to and shall act on any notice given in accordance with Section or agreement entered into by or on behalf of the Agents by Scotia Capital, which represents and warrants that it has irrevocable authority to bind the Agents, except in respect of any actions under Section which actions shall be undertaken by the Agent Indemnified Party or other parties, a notice of termination pursuant to Section which notice may be given by any of the Agents, or any waiver pursuant to Section , which waiver must be signed by all of the Agents. Scotia Capital shall consult with the other Agents concerning any matter in respect of which it acts as representative of the Agents.

25.	Language

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rédigés en anglais.

26.	Counterparts and Facsimile Signatures

This Agreement may be executed by any one or more of the parties herein in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Each of the parties to this Agreement will be entitled to rely on delivery of a facsimile copy of this Agreement or a scanned copy delivered by email and acceptance by each party of any such facsimile or scanned copy will be legally effective to create a valid and binding agreement between the parties to this Agreement in accordance with the terms of this Agreement.

[signature page follows]

If you accept the foregoing offer and agree with the above terms and conditions, please so indicate by signing and returning this letter to us.

Yours very truly,

SCOTIA CAPITAL INC.

By:	/s/ James Gallant
Name: James Gallant Title: Director

RBC DOMINION SECURITIES INC.

By:	/s/David Dulberg
Name:David Dulberg Title: Managing Director

CIBC WORLD MARKETS INC.

By:	/s/ Jeff Appleby
Name:Jeff Appleby Title: Executive Director

NATIONAL BANK FINANCIAL INC.

By:	/s/ John Carrique
Name: John Carrique Title: Managing Director

The foregoing offer is hereby accepted effective as of the date and on the terms and conditions set forth above.

KIMCO NORTH TRUST III

By:	/s/ Glenn G Cohen
Name: Glenn G. Cohen Title: Trustee

KIMCO REALTY CORPORATION

By:	/s/ Glenn G Cohen
Name: Glenn G. Cohen Title: Executive Vice President – Chief Financial Officer & Treasurer

SCHEDULE A

Term Sheet

KIMCO NORTH TRUST III PRIVATE PLACEMENT TERM SHEET

July 17, 2013

Kimco North Trust III

3.855% NOTES, SERIES 4

AS GUARANTEED BY KIMCO REALTY CORPORATION

The Notes described hereunder will be issued under and will be entitled to the benefits of a trust indenture between NT III, as issuer, Kimco Realty Corporation, as guarantor and BNY Trust Company of Canada, as trustee, bearing formal date of April 21, 2005, as amended by a First Supplemental Indenture dated June 2, 2006, a Second Supplemental Indenture dated August 16, 2006, a Third Supplemental Indenture dated April 13, 2010 and a fourth Supplemental Indenture to be dated as of the Settlement Date (collectively, the “NT III Indenture”).

Terms of Issue

Designation:	3.855% Notes, Series 4 (the “Series 4 Notes” or the “Notes”)

Issuer:	Kimco North Trust III, a trust formed under the laws of the State of New York (“NT III”)

Agents:	Scotia Capital Inc. and RBC Dominion Securities Inc. (as Joint-Lead Agents and Joint-Bookrunners), CIBC World Markets Inc. (as Senior Co-Manager) and National Bank Financial Inc. (as Co-Manager)

CUSIP / ISIN:	49446PAD5 / CA49446PAD56

Issue Size:	$200,000,000

Currency:	Canadian

Issue Price:	$99.999 per $100 principal amount of Series 4 Notes

Maturity Date:	August 4, 2020

Spread:	180 bps over the Government of Canada (GoC) curve defined as the interpolation of 3.50% GoC due June 1, 2020 and the 3.25% GoC due June 1, 2021

Coupon:	3.855%

Interest Payment Dates:

Semi-annually in arrears in equal installments on February 4 and August 4, commencing on February 4 (long first coupon). The first interest payment on February 4, 2014 will be in an amount equal to $20.8064384 per $1,000 of Notes

Proceeds of Issue:	The net proceeds from the sale of the Notes will be used by NT III to repay the maturing balance on NT III’s 5.18% August 16th, 2013 Series 2 Notes and for general corporate purposes

Settlement Date:	July 22, 2013 (T+3).

Guarantee:

Fully and unconditionally and irrevocably guaranteed (the “Guarantee”) by Kimco Realty Corporation (“Kimco” or the “Guarantor”). Guarantee will be a direct, unsubordinated unsecured obligation of Kimco and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of Kimco, including under the Kimco Indenture (as defined below), subject to such exceptions as may from time to time exist under applicable law. The Guarantee will provide for a direct and independent covenant by the Guarantor to comply with all covenants and other obligations set forth in the Kimco Indenture and agreement that any event of default under the Kimco Indenture shall constitute a default under the Guarantee and the NT III Indenture (as defined below) (without giving effect to any waiver thereof in accordance with the Kimco Indenture and without giving effect to any action or inaction by holders thereunder, including in relation to any acceleration of indebtedness thereunder). No amendment to the Kimco Indenture or waiver thereunder or termination thereof shall modify or affect the said covenant without the approval by the Majority Noteholders (as defined below).

In addition, a breach by Kimco of the covenants under the Kimco Indenture shall constitute a default under the NT III Indenture giving the holders of the Notes the right, as more fully set forth in the NT III Indenture, to declare all amounts owing under the Notes to be immediately due and payable.

Credit Rating of Guarantor:	S&P: BBB+, Moody’s: Baa1

Ranking of Notes:

The Notes will be direct, unsubordinated unsecured obligations of NT III and will rank pari passu with all other present and future unsecured, unsubordinated indebtedness of NT III, subject to such exceptions as may from time to time exist under applicable law.

Minimum Purchase:	Minimum initial principal amount of $1,000 in Canadian currency for any purchase of Notes.

Form of Notes:	Global Note registered in the name of CDS & Co., as nominee of CDS Clearing and Depository Services Inc.

Trustee:	BNY Trust Company of Canada.

Book-Based System:

Each series of Notes will be evidenced by a global note held by or on behalf of the CDS Clearing and Depository Services Inc. or its nominee (the “Depository”), as registered holder of the Notes. Registration of the interests in and transfers of the Notes will be made only through the book-based system of the Depository. Subject to limited exceptions, no purchaser will be entitled to any certificate or other instrument from NT III, the Trustee or the Depository evidencing the ownership thereof and no purchaser will be shown on the records maintained by the Depository except through an agent who is a direct or indirect participant in the Depository.

Purchase of Notes:	The Notes may be purchased by NT III at any time by private agreement or by tender. At the option of NT III, the Notes so purchased may be cancelled and may not be re-issued.

Condition and Sale of Notes:

The Notes are being offered and sold by NT III in all the Provinces of Canada through the Agents on a private placement basis without the filing of a prospectus or an offering memorandum and in accordance with Regulations under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). The Notes have not been registered under the U.S. Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the Notes are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available. The Notes may only be re-sold on a basis that is exempt from the registration and prospectus requirements of applicable securities legislation. See "Resale Restrictions".

Resale Restrictions:

Resale of the Notes will be subject to restrictions under applicable securities legislation. In particular, the distribution of the Notes in the Provinces of Canada is being made on a private placement basis and is therefore exempt from the requirement that NT III prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the Notes must be made: (a) through an appropriately registered dealer or pursuant to an exemption from the dealer registration requirements of applicable provincial securities laws; and (b) in accordance with, or pursuant to an exemption from, the prospectus requirements of applicable provincial securities laws. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Each purchaser of Notes, by its purchase thereof, is deemed to have acknowledged and confirmed to the NT III and any Agent who is involved in the sale of the Notes to such purchaser that such purchaser understands that the Notes are subject to transfer and resale restrictions in Canada and that the certificates representing the Notes (or the relevant ownership statement under a direct registration system or other book-entry system) may bear the following legend and that this document serves as notice to the purchaser of the transfer and resale restrictions described in the following legend:

“EXCEPT IN THE PROVINCE OF MANITOBA, IN ACCORDANCE WITH NATIONAL INSTRUMENT 45-102 – RESALE OF SECURITIES, UNLESS OTHERWISE PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE ON WHICH THE SECURITY IS ISSUED; AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LAWS OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE PURCHASER ACQUIRED THE SECURITY”.

Purchasers are advised that NT III currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the Notes to the public in any Province or Territory of Canada in connection with the offering.

There is currently no secondary market for the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of the Notes with liquidity for their investment or that it will continue for the life of the Notes. Accordingly, purchasers of the Notes may be required to bear the financial risk of investing in the Notes until the Maturity Date.

Representations of Purchasers:

Each Canadian purchaser by purchasing Notes in Canada and accepting a purchase confirmation will be deemed to have represented to NT III and any Agent participating in the offer and sale of the Notes that:

a.

the purchaser is resident in or otherwise subject to applicable securities legislation in one of the Provinces of Canada and the purchase by, and sale to such purchaser of the Notes and any act, solicitation, conduct or negotiation directly or indirectly in furtherance of such purchase and sale has occurred only in one of the Provinces of Canada;

b.

the purchaser has reviewed and acknowledges the terms referred to above under the section entitled “Resale Restrictions” and acknowledges the Notes are subject to resale restrictions under applicable securities laws agrees not to resell the Notes except in compliance with applicable Canadian securities laws and in accordance with their terms and such purchaser further acknowledges that if it resells the Notes it will give notice to the subsequent transferee of such resale restrictions;

c.

the purchaser is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable securities laws of the Province in which the purchaser is resident, for its own account and not as agent for the benefit of another person;

d.

the purchaser, or any ultimate purchaser for which the purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase the Notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing, the purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 –

Prospectus and Registration Exemptions (“NI 45-106”) and is not a person created or used solely to purchase or hold the Notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106;

e.

if it is resident in or otherwise subject to the securities laws of the province of British Columbia, it is a “permitted client” as such term is defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations;

f.

if the purchaser is a corporation, partnership, unincorporated association or other entity, such purchaser has the legal capacity to purchase Notes and further certifies that all necessary approvals and authorizations of directors, shareholders, partners or otherwise have been given and obtained; and

g.

acknowledges and agrees that NT III, Kimco and the Agents will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations or agreements deemed to have been made by its purchase of the Notes are no longer accurate it will promptly notify NT III, Kimco and the Agents.

In addition, each purchaser of the Notes resident in Ontario who receives a purchase confirmation, by the purchaser’s receipt thereof, will be deemed to have represented to NT III and any Agent participating in the offer and sale, that such purchaser:

a.	has been notified by NT III:

(i)

that NT III or an Agent may be required to provide certain personal information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any Notes purchased), which Form 45-106F1 may be required to be filed by NT III under NI 45-106;

(ii)	that such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106;

(iii)	that such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario;

(iv)	that such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and

(v)

 that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684; and

b.	has authorized the indirect collection of the personal information by the OSC.

Furthermore, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of Notes it has purchased and the aggregate purchase price paid by the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian laws. By purchasing Notes, the purchaser consents to the disclosure of such information.

Each purchaser will, by purchasing Notes and accepting a purchase confirmation, be deemed to have represented to NT III and any Agent particpating in the offer and sale of the Notes that it is not a U.S. person and it is not purchasing the Notes for the account or benefit of a U.S. person or a person in the United States. The terms “U.S. person” and “United States” have the meanings ascribed to them in Rule 902 under the U.S. Securities Act.

Certain Covenants of the Issuer:	The NT III Indenture will include limited covenants concerning NT III relating to matters such as existence.

Covenants of the Guarantor and Cross-Default:

Noteholders will have the benefit of the Kimco covenants contained in its U.S. bond issues as set forth in the Kimco Indenture by virtue of the Guarantee and the cross- default in the NT III Indenture.

The NT III Indenture shall include a cross-default to the covenants contained in the Guarantor’s Indenture dated September 1, 1993, as amended by the First Supplemental Indenture dated August 4, 1994, the Second Supplemental Indenture dated April 7, 1995, the Third Supplemental Indenture dated June 2, 2006, the Fourth Supplemental Indenture dated April 26, 2007 and the Fifth Supplemental Indenture dated September 24, 2009 (the “Kimco Indenture”).

The Kimco Indenture includes covenants relating to matters such as existence, payment of taxes, insurance, provision of financial information and maintenance of properties. A summary of the key financial covenants set forth in the Kimco Indenture and, by virtue of the Guarantee and the cross-default in the NT III Indenture, is provided below.

Limitations on Incurrence of Debt:

Kimco will not, and will not permit any of its subsidiaries to, incur any Debt (as defined below), if, immediately, after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of Kimco and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of Total Assets as of the end of the calendar quarter covered in Kimco’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the trustee) prior to the incurrence of such additional Debt.

In addition to the foregoing limitation, Kimco will not, and will not permit any of its subsidiaries to, incur any secured Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of Kimco and its subsidiaries which is secured is greater than 40% of Total Assets as of the end of the calendar quarter covered in Kimco’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the trustee) prior to the incurrence of such additional Debt.

In addition to the foregoing limitations on the incurrence of Debt, Kimco will not, and will not permit any of Kimco’s subsidiaries to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which that additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on Kimco’s Debt and the Debt of all of Kimco’s subsidiaries to be outstanding immediately after the incurring of that additional Debt.

Maintenance of Unencumbered Total Asset Value:

Kimco will at all times maintain an Unencumbered Total Asset Value in an amount of not less than one hundred fifty percent (150%) of the aggregate principal amount of all Kimco’s outstanding Debt and the outstanding Debt of Kimco’s subsidiaries that is unsecured.

Restrictions on Dividends and Other Distributions:

Kimco will not, in respect of any shares of any class of Kimco’s stock:

(1)     declare or pay any dividends (other than dividends payable in the form of Kimco’s stock) on Kimco’s stock;

(2)     apply any of Kimco’s property or assets to the purchase, redemption or other acquisition or retirement of Kimco’s stock;

(3)     set apart any sum for the purchase, redemption or other acquisition or retirement of Kimco’s stock; or

(4)     make any other distribution, by reduction of capital or otherwise;

if, immediately after that declaration or other action referred to above, the aggregate of all those declarations and other actions since the date on which the Kimco Indenture was originally executed shall exceed the sum of:

a.

Funds from Operations (as defined below) from June 30, 1993 until the end of the calendar quarter covered in Kimco’s annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not permitted under the Securities Exchange Act, with the trustee) prior to that declaration or other action; and

b.

$26,000,000; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain Kimco’s status as a REIT under the Internal Revenue Code of 1986, as amended if the aggregate principal amount of all Kimco’s outstanding Debt and the outstanding Debt of Kimco’s subsidiaries at that time is less than 65% of Kimco’s Undepreciated Real Estate Assets as of the end of the calendar quarter covered in Kimco’s annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not permitted under the Securities Exchange Act, with the trustee) prior to that declaration or other action.

Notwithstanding the foregoing, Kimco will not be prohibited from making the payment of any dividend within 30 days of the declaration of that dividend if at the date of declaration that payment would have complied with the provisions of the immediately preceding paragraph.

“Consolidated Income Available for Debt Service” for any period means Kimco’s Consolidated Net Income (as defined below) and the Consolidated Net Income of Kimco’s subsidiaries plus amounts which have been deducted for:

(i)	interest on Kimco’s Debt and interest on the Debt of Kimco’s subsidiaries,

(ii)	provision for Kimco’s taxes and the taxes of Kimco’s subsidiaries based on income

(iii)	amortization of debt discount,

(iv)	property depreciation and amortization, and

the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for that period.

“Consolidated Net Income” for any period means the amount of Kimco’s consolidated net income (or loss) and the consolidated net income (or loss) of Kimco’s subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

“Debt” of Kimco or any of Kimco’s subsidiaries means any indebtedness of Kimco or any of Kimco’s subsidiaries, whether or not contingent, in respect of:

(i)	borrowed money or evidenced by bonds, notes, debentures or similar instruments,

(ii)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by Kimco or any of Kimco’s subsidiaries,

(iii)	letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or

(iv)

any lease of property by Kimco or any of Kimco’s subsidiaries as lessee which is reflected on Kimco’s consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that those items (other than letters of credit) would appear as a liability on Kimco’s consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by Kimco or any of Kimco’s subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than Kimco or any of Kimco’s subsidiaries) (it being understood that Debt shall be deemed to be incurred by Kimco or any of Kimco’s subsidiaries whenever Kimco or that subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Funds from Operations” for any period means Kimco’s Consolidated Net Income and the Consolidated Net Income of Kimco’s subsidiaries for that period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for that period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for that period.

“Maximum Annual Service Charge” as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from that date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any Debt which matures serially other than at the final maturity date of that Debt.

“Total Assets” as of any date means the sum of (1) Kimco’s Undepreciated Real Estate Assets and (2) all Kimco’s other assets determined in accordance with generally accepted accounting principles (but excluding goodwill and amortized debt costs).

“Undepreciated Real Estate Assets” as of any date means the amount of Kimco’s real estate assets and the real estate assets of Kimco’s subsidiaries on that date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unencumbered Total Asset Value” as of any date means the sum of Kimco’s Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest that secures the payment of any obligations under any Debt.

U.S. Withholding Tax:

Subject to compliance with the requirements set forth in the following sentence and to certain limited exceptions, an exemption from U.S. withholding tax is available to holders that are not U.S. persons in respect of any payment under the Notes, the NT III Indenture or the Guarantee. Each holder of a Note that is not a U.S. person, including any transferees or assignees of the Notes, as a pre-condition to such assignment or transfer, shall be required to furnish Internal Revenue Service Form W-8BEN to NT III and the Trustee to claim an exemption from or reduction of U.S. withholding tax, if applicable.

Additional Amounts:

If, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting tax after the settlement date, NT III or the Guarantor would be required to deduct or withhold from any payment on a Note of amounts for or on account of any tax, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein, NT III or the Guarantor, as the case maybe, will, subject to the limitations and exceptions set out below, pay to a Holder, who is a United States Alien, such additional amounts (the “Additional Amounts”) as may be necessary so that every net payment of interest with respect to such Note after deduction or withholding for or on account of any such tax, assessment or other governmental charge imposed upon such Holder, or by reason of the making of such payment, by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note. For greater certainty, no Additional Amount shall be payable by the Issuer or the Guarantor in respect of taxes imposed by any jurisdiction other than the United States or any political subdivision or tax authority thereof or therein affecting tax. However, NT III or the Guarantor, in the case of payments under the Guarantee, will not be required to make any payment of Additional Amounts to any such holder for or on account of:

Guarantor, as the case maybe, will, subject to the limitations and exceptions set out below, pay to a Holder, who is a United States Alien, such additional amounts (the “Additional Amounts”) as may be necessary so that every net payment of interest with respect to such Note after deduction or withholding for or on account of any such tax, assessment or other governmental charge imposed upon such Holder, or by reason of the making of such payment, by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note. For greater certainty, no Additional Amount shall be payable by the Issuer or the Guarantor in respect of taxes imposed by any jurisdiction other than the United States or any political subdivision or tax authority thereof or therein affecting tax. However, NT III or the Guarantor, in the case of payments under the Guarantee, will not be required to make any payment of Additional Amounts to any such holder for or on account of:

●

any such tax, assessment or other governmental charge which would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein, or having had a permanent establishment therein;

●	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

●

any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status, such as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

●	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

●

any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

●

any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as the actual or constructive owner of 10 per cent or more of the total combined voting power of all classes of stock entitled to vote of NT III, or the Guarantor, or as a direct or indirect subsidiary of NT III, or the Guarantor or as a bank receiving interest described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code; or

●	any combination of the foregoing items;

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment (taking into account the conduit financing rules of Treasury Regulation Section 1.881-3) to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

The term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non- resident fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

The Issuer may redeem the Notes at a redemption price equal to the principal amount thereof, together, with all interest accrued and remaining unpaid to and including the redemption date, in circumstances where the Issuer would be required to pay an Additional Amount.

For greater certainty, and other than in respect of Additional Amounts, neither the Issuer nor the Guarantor is required to pay a gross-up or otherwise indemnify a Holder for any withholding taxes levied by any other jurisdiction with respect to the Notes or the Guarantee.

Redemption Provisions:

NT III shall have the right (the “Redemption Right”), at its option, to redeem at any time and from time to time prior to the Maturity Date, upon not more than 60 days’ nor less than 30 days’ prior notice, the whole or any part of such Notes then outstanding, on a pro rata basis, at the Redemption Price. The Redemption Price in respect of such Notes shall be calculated as the principal amount outstanding on the Notes to be redeemed plus the Make-Whole Amount, if any, on such amount, together, in each case, with all interest accrued and remaining unpaid to and including the redemption date.

“Canada Yield Price” in relation to any Notes being redeemed, means the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Notes, or of the portion of such Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable redemption date to the day of maturity of the Notes equal to the Government of Canada Yield plus 45 basis points.

“Government of Canada Yield” on any date means, in the case of any Notes, the arithmetical average of the mid-market yield to maturity on such date, assuming semi-annual compounding, expressed as a rate per annum, which the applicable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity equal to the remaining term of such Notes quoted by two major Canadian investment dealers selected by the Issuer from amongst Scotia Capital Inc., RBC Dominion Securities Inc., CIBC World Markets Inc., National Bank Financial or any of their successors and any other investment dealer which is a member of the Investment Dealers Association of Canada selected by the Issuer and approved by the Trustee, acting reasonably.

“Make-Whole Amount” in respect of any given principal amount of Notes means, at any given time, the amount, if any, by which (i) the Canada Yield Price in respect of such principal amount exceeds (ii) such principal amount.

Special Redemption Provisions:	Where NT III exercises its Redemption Right in circumstances where:

a.

Kimco has sought and obtained a waiver or consent (as the case may be) from the requisite majority of holders of each series of securities issued under the Kimco Indenture in respect of a default thereunder or an amendment to the terms or conditions thereof (as the case may be); and

b.

the requisite majority of holders of the Notes have refused to grant such a waiver or consent in circumstances where they have been offered the equivalent cash or non-cash consideration or any other accommodation (if any) to the extent applicable as that offered the holders referred to in (a) above;

then, notwithstanding the foregoing, for purposes of calculating the Redemption Price, the “Canada Yield Price” shall be, in relation to any Notes being redeemed, the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Notes, or of the portion of such Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable redemption date to the day of maturity of such series of Notes equal to the Government of Canada Yield plus 100 basis points.

Defeasance:	The NT III Indenture will provide that NT III may elect either:

a.	to defease and be discharged from any and all obligations with respect to those debt securities; or

b.

to be released from its obligations with respect to those debt securities under covenants set forth in the NT III Indenture or any omission to comply with those obligations shall not constitute a default or an event of default with respect to those debt securities (“covenant defeasance”);

in either case (among other conditions) upon the irrevocable deposit by NT III with the Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or bonds issued by the Government of Canada, or both, applicable to those debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on those Notes, on the scheduled due dates therefore.

Events of Default:	The NT III Indenture shall provide that the following events are events of default with respect to the Notes:

a.	default for 30 days in the payment of (among other things) any installment of interest on any debt security of that series;

b.	default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

c.

default in the performance of, or breaches any covenant, representation or warranty contained in the NT III Indenture (other than a covenant added to the NT III Indenture solely for the benefit of a series of notes other than the Series 4 Notes), continued unremedied for 60 days after written notice as provided in the NT III Indenture;

d.

a court having jurisdiction in the premises shall enter a decree or order for relief in an involuntary case in respect of NT III under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall appoint a receiver, receiver and manager, liquidator, assignee, custodian, trustee in bankruptcy, sequestrator or similar official for any substantial part of its property, or shall order the winding-up or liquidation of its affairs, and such decree, appointment or order shall remain unstayed and in effect for a period of 60 consecutive days;

e.

NT III shall make a proposal for a continuance or arrangement under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), or shall otherwise commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver and manager, liquidator, assignee, trustee in bankruptcy, custodian, sequestrator or similar official of NT III, as the case may be, or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing;

f.	if the Guarantee is not, or claimed by the Guarantor to not be, in full force and effect;

g.	the occurrence of an “Event of Default” as defined in the NT III Indenture, with respect to securities of that series; and

h.

the occurrence of any “Event of Default” as defined in the Kimco Indenture without giving effect to any waiver thereof in accordance with the Kimco Indenture and without giving effect to any action or inaction by holders thereunder, including in relation to any acceleration of indebtedness thereunder.

Modification:

With the consent of the holders of not less than a majority in principal amount of all outstanding securities of each series affected by such supplemental indenture, by act of said holders delivered to NT III, Kimco and the Trustee, NT III, when authorized by a resolution, and Kimco and the Trustee, at any time and from time to time, may enter into a supplemental indenture or supplemental indentures for the purpose of adding any provisions or changing in any manner or eliminating any provisions of the NT III Indenture or of modifying in any matter the rights of the holders of the securities of such series under the NT III Indenture or any supplement thereto; provided, however that no such supplemental indenture shall, without the consent of the holder of each outstanding security affected thereby,

a.	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any debt security;

b.

reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

c.	change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

d.	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

e.

reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the NT III Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

f.

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect that action or to provide that certain other provisions may not be modified or waived without the consent of the holder of that debt security.

The holders of not less than a majority in principal amount of outstanding Series 4 Notes (the “Majority Noteholders”) have the right to waive compliance by NT III with some of the covenants in the NT III Indenture.

No amendment to the Kimco Indenture or waiver thereunder or termination thereof shall modify or affect the said covenant without the approval by the Majority Noteholders.

Reorganizations:	Kimco may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided that:

a.

either Kimco shall be the continuing corporation, or the successor corporation (if other than Kimco) formed by or resulting from that consolidation or merger or which shall have received the transfer of its assets, shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the NT III Indenture and the Guarantee;

b.

immediately after giving effect to that transaction and treating any indebtedness which becomes an obligation of Kimco’s or of any of Kimco’s subsidiaries as a result thereof as having been incurred by Kimco or that subsidiary at the time of that transaction, no event of default under the Kimco Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, under the Kimco Indenture, shall have occurred and be continuing; and

c.	an officer’s certificate of Kimco and a legal opinion shall be delivered to the Trustee which states that the foregoing conditions have been complied with.

NT III may consolidate with, sell, lease or convey all or substantially all of its assets to any person, provided that a legal opinion shall be delivered to the Trustee which states that that the rights and powers of the Trustee and the holders of the Series 4 Notes are not impaired and that no adverse tax consequence under Canadian law to any holder of the Series 4 Notes will occur as a result of such transaction.

Governing Law:	The NT III Indenture will be governed by the laws of the Province of Québec. The Guarantee shall be governed by the laws of New York.

Investor Presentation:

The Investor Presentation dated July 15, attached as Schedule "A" hereto, contains certain additional information about Kimco, including a copy of the Form 10-K of Kimco Realty Corporation for the year ended December 31, 2012, Form 10-Q for the period ended March 31, 2013 and all Form 8-Ks of Kimco filed since December 31, 2012, including the Form 8-Ks dated the following dates: June 3, 2013, May 23, 2013, May 17, 2013, May 14, 2013, May 13, 2013, May 1, 2013, April 30, 2013 and February 5, 2013, as an exhibit thereto and forming an integral part thereof.

Rights of Action for Damages:	Purchasers of the Notes shall be entitled to the statutory and contractual rights of or rescission set forth in Schedule "B" hereto.

Agency Fee:     $0.37

Purchasers Contractual and Statutory Rights of Action

Rights for Purchasers in Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”)), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the related offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Rights for Purchasers in Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof, where an offering memorandum contains a misrepresentation. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Saskatchewan Financial Services Commission, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of securities has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) securities are to be distributed in addition to the securities previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the dealer or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

Rights for Purchasers in New Brunswick

New Brunswick securities legislation provides investors who purchase securities offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action against the issuer and a selling security holder of securities for damages or against the seller of securities only, for rescission, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of securities in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the securities is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, a statutory right of action against the issuer and a selling security holder on whose behalf the distribution was made for damages or, while still the owner of securities, against the seller of securities for rescission. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the securities with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the securities were offered.

Rights for Purchasers in Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of securities is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such securities, the directors of the seller and the persons who have signed the offering memorandum or, alternatively, while still the owner of the securities, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the securities (or after the date on which initial payment was made for the securities where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities; and (d) in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (New Brunswick), the Saskatchewan Act and the Securities Act (Nova Scotia) and the rules and regulations thereunder and reference is made thereto for the complete text of such provisions.

Manitoba, Prince Edward Island and Newfoundland and Labrador Purchasers

In Manitoba, the Securities Act (Manitoba), in Prince Edward Island, the Securities Act (PEI) and in Newfoundland and Labrador, the Securities Act (Newfoundland and Labrador) provide a statutory right of action for damages or rescission to purchasers resident in Manitoba, PEI and Newfoundland and Labrador, respectively, in circumstances where an offering memorandum or an amendment hereto contains a misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers. Manitoba, PEI and Newfoundland and Labrador purchasers should refer to the complete text of the relevant statutory provisions.

The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law and are intended to correspond to the provisions of the relevant securities legislation and are subject to the defences contained therein.

Contractual Rights of Action

A contractual right of action for rescission or damages which is the same as the statutory right of action for rescission or damages provided to purchasers of the Notes resident in the Province of Ontario (as discussed above) will be provided to purchasers of the Notes resident in the Provinces of Alberta, British Columbia and Québec, and will be conferred by the issuance of a purchase confirmation in respect of the Notes by the Agents to such purchasers. Such contractual rights of action for rescission or damages are in addition to and without derogation from any other rights or remedies the purchaser may have at law.